As filed with the Securities and Exchange Commission on October 24, 2003
                                                                   811-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  TS&W / Heitman / Claymore Equity Income Fund

Address of Principal Business Office:
         210 N. Hale Street
         Wheaton, Illinois 60187

Telephone Number: 630-315-2036

Name and address of agent for service of process:
         Nicholas Dalmaso
         Claymore Securities, Inc.
         210 N. Hale Street
         Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]      NO [   ]


                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton in the State of Illinois on the 24th day of October, 2003.

                               TS&W / HEITMAN / CLAYMORE EQUITY INCOME FUND


                                By: /s/ Nicholas Dalmaso
                                    -------------------------------------
                                    By:  Nicholas Dalmaso
                                         Trustee

Attest: /s/ Nicholas Dalmaso
       -----------------------
By: Nicholas Dalmaso
    Trustee